SEVERANCE AND CHANGE OF CONTROL AGREEMENT
This Severance and Change of Control Agreement (the “Agreement”), dated as of May 9, 2025 (the “Effective Date”), is made by and between Arrowhead Pharmaceuticals, Inc., a Delaware corporation (the “Company”) and Christopher Anzalone (“Employee”).
RECITALS
WHEREAS, the Company considers the continued availability of Employee’s services to be in the best interest of the Company and its stockholders and desires to assure the continued services of Employee on behalf of the Company, including through a Change of Control (as defined below); and
WHEREAS, the Company further believes that it is necessary to provide Employee with certain benefits upon termination of Employee’s employment, which benefits are intended to provide Employee with financial security and provide sufficient income and encouragement to Employee to remain employed by the Company.
NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, and in consideration of the continuing employment of Employee by the Company, the parties hereto agree as follows:
1.Definitions.
1.1“Awards” means Employee’s outstanding stock options, restricted stock awards, restricted stock units, stock appreciation rights and other equity-based awards granted under the Company Equity Plans, in each case that remain outstanding immediately following a Change of Control.
1.2“Base Salary” means Employee’s gross monthly salary as in effect on the Termination Date, which, for the avoidance of doubt, excludes any bonus or other incentive compensation; provided, however, that in the event of a Resignation for Good Reason as a result of a material diminution in Employee’s annualized base salary, “Base Salary” means Employee’s gross monthly salary as in effect immediately prior to such diminution (excluding any bonus or other incentive compensation).
1.3“Cause” shall, if applicable, have the meaning set forth in the Employment Agreement; provided, however, that if there is no Employment Agreement, or if the Employment Agreement does not define “cause” (or a substantially similar term), means:
(a)the Employee's failure to perform his or her duties (other than any such failure resulting from incapacity due to physical or mental illness);
(b)the Employee’s failure to comply with any valid and legal directive of the Board or the person to whom the Employee reports;
(c)the Employee’s engagement in dishonesty, illegal conduct or misconduct, which is, in each case, materially injurious to the Company or its affiliates;
103983364.2

(d)the Employee’s embezzlement, misappropriation or fraud, whether or not related to the Employee’s employment with the Company;
(e)the Employee’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude, if such felony or other crime is work-related, materially impairs the Employee’s ability to perform services for the Company or results in reputational or financial harm to the Company or its affiliates; or
(f)the Employee’s violation of a material policy of the Company.
1.4A “Change of Control” shall have occurred if, and only if:
(a)any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity or person, or any syndicate or group deemed to be a person under Section 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”) is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities entitled to vote in the election of directors of the Company; or
(b)there occurs a reorganization, merger, consolidation or other corporate transaction involving the Company (“Transaction”), in each case, with respect to which the equity holders of the Company immediately prior to such Transaction do not, immediately after the Transaction, own, directly or indirectly, more than 50% of the combined voting power of the Company’s then outstanding securities entitled to vote in the election of directors of the Company or of the securities of any other corporation resulting from such Transaction; or
(c)all or substantially all of the assets of the Company are sold, liquidated or distributed to an unrelated third party, other than in connection with a bankruptcy, insolvency or other similar proceeding, or an assignment for the benefit of creditors.
1.5A “Change of Control Termination” shall have occurred if Employee’s employment with the Company, or any of its subsidiaries or affiliates, is terminated by the Company without Cause (and not due to Employee’s death or Disability) or Employee resigns in a Resignation for Good Reason, in each case, during the period beginning on the date that is three months preceding the signing of a definitive agreement, the consummation of which would result in a Change of Control through the first anniversary of the effective date of a Change of Control; provided, however, that any such termination of employment that occurs prior to the occurrence of a Change of Control shall only be considered a “Change of Control Termination” if and when the applicable Change of Control is consummated.
1.6“Disability” means (a) Employee is unable to engage in any substantial gainful activity because of a medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of at least 12 months; or (b) Employee has been receiving income replacement benefits for at least three months under an accident and health plan as the result of a medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of at least 12 months.
1.7“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.
1.8“COBRA Period” means the 18-month period following the Termination Date.

1.9“COC Severance Payment” means a payment equal to two times the sum of (a) 12 months’ worth of Employee’s Base Salary, and (b) Employee’s target annual cash bonus amount for the year in which the Termination Date occurs.
1.10“Code” means the Internal Revenue Code of 1986.
1.11“Company Equity Plans” means the Arrowhead Research Corporation 2004 Equity Incentive Plan, the Arrowhead Research Corporation 2013 Incentive Plan, and any other equity incentive plan of the Company, and any stock option agreements, award notices, stock purchase agreements or other agreements or instruments executed and delivered pursuant thereto.
1.12“Employment Agreement” means the employment agreement by and between Employee and the Company or any of its affiliates.
1.13 “Release” means a general release, in the form attached hereto as Exhibit A (as may be modified to account for changes in applicable laws), by Employee of all claims against the Company and its affiliates as of the date such general release is executed by Employee.
1.14“Release Expiration Date” is the date that is 21 days following the date upon which the Company delivers the Release to Employee (which shall occur no later than seven days after the Termination Date) or, the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is 45 days following such delivery date.
1.15“Resignation for Good Reason” shall, if applicable, have the meaning set forth in the Employment Agreement; provided, however, that if there is no Employment Agreement, or if the Employment Agreement does not define what shall constitute a termination for “good reason” (or a substantially similar term), then “Resignation for Good Reason” for purposes of this Agreement means a resignation based on any of the following events occurring in each case without Employee’s consent, each of which shall constitute “Good Reason,” subject to the notice and cure provisions set forth below:
(a)a material diminution in Employee’s authority, duties, reporting relationship, or responsibilities;
(b)a material diminution in Employee’s annualized base salary;
(c)a material change in geographic location at which the Employee must perform the services; or
(d)any other action or inaction that constitutes a material breach of the terms of an Employment Agreement, if any.
To constitute a Resignation for Good Reason: (i) Employee must provide written notice to the Company within 90 days of the initial existence of the event constituting Good Reason; (ii) Employee may not terminate his or her employment unless the Company fails to remedy the event constituting Good Reason within 30 days after such notice has been deemed given pursuant to this Agreement; and (iii) Employee must terminate employment with the Company no later than 30 days after the end of the 30-day period in which the Company fails to remedy the event constituting Good Reason.

1.16“Severance Payment” means a payment equal to (a) 12 months’ worth of Employee’s Base Salary, plus (b) a pro-rated portion of Employee’s target annual cash bonus amount for the year in which the Termination Date occurs.
1.17“Termination Date” means the date on which Employee’s employment with the Company, or any of its subsidiaries or affiliates, terminates.
2.Benefits on Termination.
2.1Payment upon Termination of Employment. Subject to Sections 2.3 and 2.4, in the event of the termination of Employee’s employment with the Company, or any of its subsidiaries or affiliates, by the Company without Cause (and not due to Employee’s death or Disability) or due to Employee’s Resignation for Good Reason, in each case, so long as such termination is not a Change of Control Termination:
(a)The Company shall pay, within 30 days following the Termination Date or such earlier time as required by applicable law, Employee all accrued but unpaid Base Salary and all accrued but unused vacation time, each through the date of termination, plus any annual cash bonus payment earned by Employee for the fiscal year preceding the year of termination to the extent unpaid at the time of termination;
(b)The Company shall pay Employee the Severance Payment in one lum-sum payment on the Company’s first regular payroll date occurring after 30 days following the Termination Date; and
(c)During the portion, if any, of the COBRA Period that Employee elects to continue coverge for Employee and Employee’s spouse and eligible dependents, if any, under the Company’s group health plans pursuant to COBRA, the Company shall promptly reimburse Employee on a monthly basis for the amount Employee pays to effect and continue such coverage, reduced by the amount of any employee contribution to such premium payments applicable to active employees. Each payment shall be paid to Employee on the Company’s regular payroll date in the calendar month immediately following the calendar month in which Employee submits to the Company documentation of the applicable premium payment having been paid by Employee, which documentation shall be submitted by Employee to the Company within 30 days following the date on which the applicable premium payment is due. Employee shall be eligible to receive such reimbursement payments until the earlier of: (i) the last day of the COBRA Period; and (ii) the date Employee is no longer eligible to receive COBRA continuation coverage; provided, however, that the election of COBRA continuation coverage and the payment of any premiums due with respect to such COBRA continuation coverage shall remain Employee’s sole responsibility, and the Company shall not assume any obligation for payment of any such premiums relating to such COBRA continuation coverage. Notwithstanding the foregoing, the foregoing benefit can be provided, at the Company’s sole discretion, in the form of a lump sum taxable severance payment in lieu of the reimbursement payment if such payments are found to be discriminatory pursuant to applicable law.
2.2Payment upon Change of Control Termination. Subject to Sections 2.3 and 2.4, in the event of a Change of Control Termination:
(a)The Company shall pay, within 30 days following the Termination Date or such earlier time as required by applicable law, Employee all accrued but unpaid Base Salary and all accrued but unused vacation time, each through the date of termination, plus any annual cash bonus payment earned by Employee for the fiscal year preceding the year of termination to the extent unpaid at the time of termination;

(b)The Company shall pay Employee the COC Severance Payment in one lum-sum payment on the Company’s first regular payroll date occurring after 30 days following the Termination Date; provided, however, that in the event Employee has received a Severance Payment under Section 2.1(b), the COC Severance Payment shall be reduced by the amount of such Severance Payment and payable on the Company’s first regular payroll date occurring after 30 days following the effective date of a Change of Control; and
(c)During the portion, if any, of the COBRA Period that Employee elects to continue coverge for Employee and Employee’s spouse and eligible dependents, if any, under the Company’s group health plans pursuant to COBRA, the Company shall promptly reimburse Employee on a monthly basis for the amount Employee pays to effect and continue such coverage, reduced by the amount of any employee contribution to such premium payments applicable to active employees. Each payment shall be paid to Employee on the Company’s regular payroll date in the calendar month immediately following the calendar month in which Employee submits to the Company documentation of the applicable premium payment having been paid by Employee, which documentation shall be submitted by Employee to the Company within 30 days following the date on which the applicable premium payment is due. Employee shall be eligible to receive such reimbursement payments until the earlier of: (i) the last day of the COBRA Period; and (ii) the date Employee is no longer eligible to receive COBRA continuation coverage; provided, however, that the election of COBRA continuation coverage and the payment of any premiums due with respect to such COBRA continuation coverage shall remain Employee’s sole responsibility, and the Company shall not assume any obligation for payment of any such premiums relating to such COBRA continuation coverage. Notwithstanding the foregoing, the foregoing benefit can be provided, at the Company’s sole discretion, in the form of a lump sum taxable severance payment in lieu of the reimbursement payment if such payments are found to be discriminatory pursuant to applicable law; and
(d)If the Termination Date occurs after the applicable Change of Control is consummated, as of the Termination Date, the vesting of all Awards shall accelerate in full and all rights of repurchase of Award shares shall immediately lapse, with any performance-based vesting criteria deemed achieved at the target level of performance. If the Termination Date occurs prior to the date on which the applicable Change of Control is consummated, the Company shall pay Employee a lump sum cash payment based on the value of any Awards that terminated as a result of Employee’s termination of employment, but would have vested had Employee remained employed and the Termination Date had been the date the applicable Change of Control is consummated.
2.3Employee Release. In consideration for the benefits set forth above in Sections 2.1(b), 2.1(c), 2.2(b), 2.2(c) and 2.2(d), Employee shall execute and deliver the Release no later than the Release Expiration Date and the required revocation period, if any, must fully expire without revocation by Employee (the “Release Requirement”). The Company shall have no obligation to pay or grant the benefits set forth in Section 2.1(b), 2.1(c), 2.2(b), 2.2(c) or 2.2(d) unless Employee satisfies the Release Requirement.
2.4Other Benefits. In the event that the Employment Agreement provides for specific benefits upon a termination of employment, Change of Control or a Change of Control Termination that are materially more favorable to Employee than like benefits set forth herein, then Employee shall be entitled to those benefits set forth in the Employment Agreement in lieu of the lesser like benefits set forth herein. For the avoidance of doubt, in no event shall Employee be entitled to severance compensation upon a termination of employment under both this Agreement and the Employment Agreement.

3.Excise Tax Cutback.
3.1Anything in this Agreement to the contrary notwithstanding, in the event that any compensation, payment or distribution by the Company to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (collectively, the “Payments”), (a) constitute “parachute payments” within the meaning of Section 280G of the Code, and (b) but for this Section 3 would be subject to the excise tax imposed by Section 4999 of the Code, or any comparable successor provisions (the “Excise Tax”), then Employee’s Payments hereunder shall be either (i) provided to Employee in full, or (ii) provided to Employee as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by Employee, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be subject to the Excise Tax.
3.2In the event the Payments are to be reduced pursuant to Section 3.1, the Payments shall be reduced in the following order: (a) cash payments not subject to Section 409A of the Code; (b) cash payments subject to Section 409A of the Code; (c) equity-based payments and acceleration; and (d) non-cash forms of benefits. To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order. The determination any reduction pursuant to this Section 3 shall be made by a nationally recognized accounting firm selected and paid for by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Employee within 15 business days of the date of termination of service, if applicable, or at such earlier time as is reasonably requested by the Company or the Employee. For purposes of this determination, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. Any determination by the Accounting Firm shall be binding upon the Company and Employee.
4.Dispute Resolution Procedures. Any dispute or claim arising out of this Agreement shall be subject to final and binding arbitration. The arbitration will be conducted by one arbitrator who is a member of the American Arbitration Association (AAA) or of the Judicial Arbitration and Mediation Services (JAMS). The arbitration shall be held in Los Angeles, California. The arbitrator shall have all authority to determine the arbitrability of any claim and enter a final and binding judgment at the conclusion of any proceedings in respect of the arbitration. The party prevailing in the resolution of any such claim will be entitled, in addition to such other relief as may be granted, to an award of all fees and costs incurred in pursuit of the claim (including reasonable attorneys’ fees) without regard to any statute, schedule, or rule of court purported to restrict such award.
5.At-Will Employment. Notwithstanding anything to the contrary herein, Employee reaffirms that Employee’s employment relationship with the Company is at-will, terminable at any time and for any reason by either the Company or Employee. While certain paragraphs of this Agreement describe events that could occur at a particular time in the future, nothing in this Agreement may be construed as a guarantee of employment of any length.
6.General Provisions.
6.1Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California, without regard to conflict-of-law principles.

6.2Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns. Employee may not assign, pledge or encumber her interest in this Agreement or any part thereof, provided, however, that the provisions of this Agreement shall inure to the benefit of, and be binding upon Employee’s estate.
6.3No Waiver of Breach. If either party should waive any breach of any provisions of this Agreement, such party shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement. The rights granted the parties are cumulative, and the election of one will not constitute a waiver of such party’s right to assert all other legal and equitable remedies available under the circumstances.
6.4Severability. The provisions of this Agreement are severable, and if any provision will be held to be invalid or otherwise unenforceable, in whole or in part, the remainder of the provisions, or enforceable parts of this Agreement, will not be affected.
6.5Entire Agreement; Amendment. This Agreement, including Exhibit A, constitutes the entire agreement of the parties with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous negotiations, agreements and understandings between the parties, oral or written, except those provisions of any Employment Agreement expressly referred to herein. This Agreement may be amended or supplemented only by writing signed by both of the parties hereto.
6.6Modification; Waivers. No modification, termination or attempted waiver of this Agreement will be valid unless in writing, signed by the party against whom such modification, termination or waiver is sought to be enforced.
6.7Duplicate Counterparts. This Agreement may be executed in duplicate counterparts; each of, which shall be deemed an original; provided, however, such counterparts shall together constitute only one instrument.
6.8Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. As used in this Agreement, words of the masculine gender shall mean and include corresponding neuter words or words of the feminine gender. The word “or” is not exclusive. Unless the context requires otherwise, all references herein to a law, agreement, instrument or other document shall be deemed to refer to such law, agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof.
6.9No Mitigation. No payment to which Employee is entitled pursuant to Section 2.1 hereof shall be reduced by reason of compensation or other income received by her for services rendered after termination of her employment with the Company.
6.10Withholding of Taxes. The Company shall withhold appropriate federal, state, local (and foreign, if applicable) income and employment taxes from any payments hereunder.
6.11Drafting Ambiguities; Representation by Counsel. Each party to this Agreement and its counsel have reviewed and revised this Agreement and the Release. The rule of construction that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement, the Release or any of the amendments to this Agreement.
6.12Section 409A Compliance.

(a)This Agreement is intended to comply with the requirements of Section 409A of the Code and the regulations and guidance promulgated thereunder (“Section 409A”) or an exemption from Section 409A. The Company shall undertake to administer, interpret, and construe this Agreement in a manner that does not result in the imposition on Employee of any additional tax, penalty, or interest under Section 409A. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A.
(b)A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”
(c)Notwithstanding anything herein to the contrary, in the event that Employee is a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment or the provision of any benefit (whether under this Agreement or otherwise) that is considered deferred compensation under Section 409A payable on account of a “separation from service,” and that is not exempt from Section 409A as involuntary separation pay or a short-term deferral (or otherwise), to the extent necessary to avoid the imposition of excise taxes under Section 409A, such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Employee or (B) the date of Employee’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 6.13(c) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Employee in a lump sum without interest, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
(d)With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, all such payments shall be made on or before the last day of calendar year following the calendar year in which the expense occurred.
*    *    *

    In witness whereof, this Severance and Change of Control Agreement has been executed as of the date first set forth above.

                        Arrowhead Pharmaceuticals, Inc.

        By:      /s/ Patrick O’Brien
                             Patrick O’Brien, COO & General Counsel

                        Employee

                             /s/ Christopher Anzalone
                             Christopher Anzalone
Signature Page to
Severance and Change of Control Agreement

EXHIBIT A
GENERAL RELEASE
    This General Release (“Release”) is entered into as of <Date> (the “Effective Date”), is made by (“Employee”) with reference to the following facts:
RECITALS
    WHEREAS, Employee and Arrowhead Pharmaceuticals, Inc., a Delaware corporation (the “Company”) entered into a Severance and Change of Control Agreement dated _________ __, 2024 (the “Agreement”), by which the parties agreed that in certain circumstances Employee would become eligible for severance payments and benefits following certain terminations of employment in exchange for Employee’s release of the Company from all claims which Employee may have against the Company.
    WHEREAS, Employee desires to dispose of, fully and completely, all claims that Employee may have against the Company in the manner set forth in this Release.
AGREEMENT
1.Release.
(a)For good and valuable consideration, including the consideration set forth in Sections [2.1(b) and 2.1(c)] // [2.2(b), 2.2(c) and 2.2(d)] of the Agreement, Employee, for himself/herself and his/her heirs, successors and assigns, fully releases, and discharges Company, its officers, directors, employees, equity holders, attorneys, accountants, other professionals, insurers and agents (collectively “Agents”), and all entities related to each such party, including, but not limited to, heirs, executors, administrators, personal representatives, assigns, parent, subsidiary and sister corporations, affiliates, partners and co-venturers (collectively “Released Entities”), from all rights, claims, demands, actions, causes of action, liabilities and obligations of every kind, nature and description whatsoever, Employee now has, owns or holds or has at anytime had, owned or held or may have against the Company, Agents or Related Entities from any source whatsoever, whether or not arising from or related to the facts recited in this Release. Employee specifically releases and waives (i) any and all claims arising under any express or implied contract, (ii) any and all claims arising under public policy, tort or common law, (iii) any and all claims arising under federal, state or local law, rule, regulation or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974 (“ERISA”), the National Labor Relations Act, the Occupational Safety and Health Act, the Family and Medical Leave Act of 1993, [and] [California employees: the California Fair Employment and Housing Act] [Wisconsin Employees: the Wisconsin Fair Employment Act, the California Wisconsin Family and Medical Leave Law, the Wisconsin Personnel Records Statute] [and the Age Discrimination in Employment Act (“ADEA”)], (iv) any allegations for costs, fees, or other expenses, including attorneys’ fees incurred in or with respect to any such claims, (v) any and all rights, benefits or claims Employee may have under any employment contract (including the Agreement), incentive compensation plan or equity-based plan with any Released Entity (including the Company Equity Plans), and (vi) any claim for compensation or benefits of any kind not expressly set forth in the Agreement (collectively, the “Release Claims”).
Exhibit A

(b)Notwithstanding the foregoing, the Employee is not releasing (a) the right to enforce this agreement, (b) any rights to indemnification pursuant to agreement, by-law, policy or statute, if any, that the Employee maintains, (c) any claim that arises after the date that Employee signs this Release or (d) any claim to vested benefits under an employee benefit plan that is subject to ERISA. Further notwithstanding this release of liability, nothing in this Release prevents Employee from filing any non-legally waivable claim (including a challenge to the validity of this Release) with the Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agency or participating in (or cooperating with) any investigation or proceeding conducted by the EEOC or comparable state or local agency or cooperating in any such investigation or proceeding; however, Employee understands and agrees that Employee is waiving any and all rights to recover any monetary or personal relief from a Released Entity as a result of such EEOC or comparable state or local agency or proceeding or subsequent legal actions. Further, nothing in this Release or the Agreement prohibits or restricts Employee from filing a charge or complaint with, or cooperating in any investigation with, the Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other securities regulatory agency or authority (each, a “Government Agency”). This Release does not limit Employee’s right to receive an award for information provided to a Government Agency.
(c)Employee represents and warrants that, as of the time at which Employee signs this Agreement, Employee has not filed or joined any claims, complaints, charges, or lawsuits against any of the Released Entities with any governmental agency or with any state or federal court or arbitrator for, or with respect to, a matter, claim, or incident that occurred or arose out of one or more occurrences that took place on or prior to the time at which Employee signs this Release. Employee further represents and warrants that Employee has not made any assignment, sale, delivery, transfer or conveyance of any rights Employee has asserted or may have against any of the Released Entities with respect to any Released Claim.
2.Waiver of Certain Claims.
(a)Employee acknowledges that Employee has been advised in writing of Employee’s right to consult with an attorney prior to executing the waivers set out in this Release, and that Employee has been given sufficient time [(and at least 21 days following Employee’s receipt of this Release)] in which to review and consider this Release. If Employee signs this Release before the expiration of such period, Employee has knowingly and voluntarily waived any longer consideration period than the one provided to Employee. No changes (whether material or immaterial) to this Release shall restart the running of any such period.
(b)This Release is intended as a full and complete release and discharge of any and all claims that Employee may have against the Company or any Agents or Related Entities. In making this release, Employee intends to release the Company, Agents and Related Entities from liability of any nature whatsoever for any claim of damages or injury or for equitable or declaratory relief of any kind, whether the claim, or any facts on which such claim might be based, is known or unknown to Employee. Employee expressly waives all rights under §1542 of the California Civil Code , which Employee understands provides as follows:
A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.
Employee acknowledges that Employee may discover facts different from or in addition to those that he/she now believes to be true with respect to this Release. Employee agrees that
A-2

this Release shall remain effective notwithstanding the discovery of any different or additional facts.
3.[Revocation Right. Notwithstanding the initial effectiveness of this Release, Employee may revoke the delivery (and therefore the effectiveness) of this Release within the seven-day period beginning on the date Employee executes this Release (such seven-day period being referred to herein as the “Release Revocation Period”). To be effective, such revocation must be in writing signed by Employee and must be delivered personally or by courier to the Company to the Company so that it is received by <Name>, <Address> (email: <Email>) by 11:59 p.m., <Location> time, on the Release Revocation Expiration Date. If an effective revocation is delivered in the foregoing manner and timeframe, the release of claims set forth in Sections 1 and 2 of this Release will be of no force or effect, Employee will not receive the payments, benefits or consideration set forth in Sections [2.1(b) and 2.1(c)] // [2.2(b), 2.2(c) and 2.2(d)] of the Agreement], and the remainder of this Agreement will remain in full force and effect.]
4.Confidentiality Agreement.
(a)Employee acknowledges and reaffirms that Employee's obligations in respect of the At-will Employment, Confidentiality and Proprietary Rights Agreement entered into between the parties on ________ (the “Confidentiality Agreement”) shall remain in full force and effect following the execution of this Release, and Employee hereby represents that Employee has complied and will continue to fully comply with those obligations.
(b)Notwithstanding the foregoing, nothing herein or in the Agreement will prohibit or restrict Employee from lawfully: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental authority regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Employee from any such governmental authority; (iii) testifying, participating or otherwise assisting in any action or proceeding by any such governmental authority relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal.
5.Non-disparagement. Employee agrees that Employee will not at any time disparage, criticize or ridicule any of the Released Entities, or make any negative public comments, whether by way of news interviews, posting comments on, or publishing internet blogs or webpages (whether or not done anonymously), publishing or circulating any other form of media, or the expression of Employee's personal views, opinions or judgments to the media, internet blogs and webpages, or otherwise (whether or not done anonymously), or to current or former officers, directors or employees of the Released Entities.
6.Cooperation. Employee agrees that Employee will cooperate with the Company (or its present and former parents, subsidiaries, affiliates or related entities) and its legal counsel in connection with any current or future litigation, pursuant to the issuance of a valid subpoena, relating to matters with which Employee was involved or of which Employee has knowledge or which occurred during Employee's employment at the Company. Such assistance will include,
A-3

but not be limited to, depositions and testimony and will continue until such matters are resolved. The Company will provide Employee with reasonable notice whenever possible of the need for cooperation; will make all reasonable efforts to schedule cooperation so as not to interfere with Employee's employment or professional obligations; and will reimburse Employee for all reasonable travel, lodging and meal costs incurred in providing requested assistance.
7.Return of Property. Employee represents that Employee has returned to the Company all company property and equipment of any kind in Employee's possession or control. This includes computer equipment (hardware and software), BlackBerry, iPhone or similar device, credit cards, office keys, security access cards, badges, identification cards and all files, documents, copies (including drafts) of any documentation or information (however stored), relating to the business of the Released Entities, their clients or prospective clients.
8.Nonsolicitation. Employee hereby covenants and agrees that for a period of twelve months following the effective date of this Release, Employee shall not, without the written consent of the Company, either directly or indirectly: solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of the Company or any of its subsidiaries or affiliates, to terminate his or her employment and accept employment or become affiliated with or provide services for compensation in any capacity whatsoever to, any business whatsoever that competes with the business of the Company or any of its direct or indirect subsidiaries or affiliates.
9.No Undue Influence. This Release is executed voluntarily and without any duress or undue influence. Employee acknowledges Employee has read this Release and executed it with full and free consent. No provision of this Release shall be construed against any party by virtue of the fact that such party or its counsel drafted such provision or the entirety of this Release. Employee has been advised, and hereby is advised in writing, to discuss this Release with an attorney of Employee’s choice and that Employee has had an adequate opportunity to do so prior to executing this Agreement
10.Third-Party Beneficiaries. Employee expressly acknowledges and agrees that each Released Entity shall be a third-party beneficiary of Sections 1, 2, 4, 5, 6, 7, and 8 of this Release and entitled to enforce such provisions as if it were a party hereto.
11.Entire Agreement. This Release, the Agreement and the Confidentiality Agreement together constitute the entire agreement of the parties with respect to the subject matter of this Release, and supersedes all prior and contemporaneous negotiations, agreements and understandings between the parties, oral or written.
12.Amendment. This Agreement may be amended or supplemented only by writing signed by Employee and the Company.
13.Incorporation of the Agreement. Sections 4, 6.1, 6.2 6.4, 6.6, and 6.8 of the Agreement are hereby incorporated by references and shall apply as if fully stated herein, mutatis mutandis.
14.
Dated: _____________________        ___________________________
                        Employee Name
A-4